Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the inclusion in this Registration Statement of Rigetti Computing, Inc. on Amendment No. 1 to Form S-1 (File No. 333-263798) of our report dated February 23, 2022, with respect to our audits of the consolidated financial statements of Supernova Partners Acquisition Company II, Ltd. as of December 31, 2021 and 2020, and for the year ended December 31, 2021 and for the period from December 22, 2020 (inception) through December 31, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, which report appears in the Prospectus, which is part of this Registration Statement. We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

We were dismissed as auditors on March 7, 2022 and, accordingly, we have not performed any audit or review procedures with respect to any financial statements appearing in such Prospectus for the periods after the date of our dismissal.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, CA

April 21, 2022